CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                    GENERAL AMERICAN INVESTORS COMPANY, INC.


         General American Investors Company, Inc., a Delaware corporation, hereby certifies as follows:

         FIRST. The Board of Directors of said corporation duly adopted a resolution setting forth and declaring advisable the amendment of Article Fourth of the restated certificate of incorporation of said corporation to increase the total number of shares of capital stock which the corporation shall have authority to issue from 30,000,000 shares of capital stock to 40,000,000 shares, consisting of 30,000,000 shares of Common Stock of the par value of one Dollar ($1) per share and 10,000,000 shares of Preferred Stock of the par value of one Dollar ($1) per share so that, as amended, the first paragraph of said Article shall read as follows:

         "ARTICLE FOURTH: The total authorized capital stock of the Corporation shall be 40,000,000 shares, consisting of 30,000,000 shares of Common Stock of the par value of one Dollar ($1) per share and 10,000,000 shares of Preferred Stock of the par value of one Dollar ($1) per share. Shares of Preferred Stock may be issued in one or more series from time to time by the Corporation, acting by its Board of Directors, without action by the stockholders, and the Board of Directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

         (1) The distinctive serial designation of such series which shall distinguish it from other series;

         (2) The number of shares included in such series;

         (3) The dividend rate (or method of determining such rate) payable to holders of the shares of such series, and conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

         (4) Whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or


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         upon the happening of a specified event or events, into shares of any other class or any other series of the same or any other class of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto;

         (5) The price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

         (6) The obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

         (7) The amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution,


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


         or winding up of the Corporation, and the relative rights of priority, if any, of payment on shares of such series; and

         (8) Any other relative rights, preferences, and limitations of the shares of the series not inconsistent herewith or with applicable law. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of such class or series, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware or any corresponding provision hereafter enacted."

         SECOND. The foregoing amendment has been duly adopted by the favorable vote of the holders of a majority of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.



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         IN WITNESS WHEREOF, General American Investors Company, Inc. has caused this certificate to be signed by Spencer Davidson, its President and Chief Executive Officer, on the 11th day of March, 1998.

                                            GENERAL AMERICAN INVESTORS
                                            COMPANY, INC.



                                            By /s/ Spencer Davidson
                                              ----------------------------------
                                              Name:   Spencer Davidson
                                              Title:  President and Chief
                                                      Executive Officer


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